Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-225165) pertaining to the 2010 Equity Incentive Plan and 2017 Share Incentive Plan of iQIYI, Inc., and

(2) Registration Statement (Form F-3 No. 333-251359) of iQIYI, Inc.;

of our reports dated March 8, 2021, with respect to the consolidated financial statements of iQIYI, Inc. and the effectiveness of internal control over financial reporting of iQIYI, Inc. included in this Annual Report (Form 20-F) of iQIYI, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP
Beijing, The People’s Republic of China
March 9, 2021